EXHIBIT 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

C O N T E N T S

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	September 30,	June 30,
	2010	2010
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$6,074	$6,416
Receivables:
Oil and natural gas sales	63,004	68,675
Joint interest billings	5,559	4,388
Insurance and other	1,822	3,168
Prepaid expenses and other current assets	42,437	25,514
Royalty deposit	2,341	2,341
Derivative financial instruments	908	19,757
TOTAL CURRENT ASSETS	122,145	130,259

Oil and natural gas properties - full cost method of accounting, including $151.1 million and $144.3 million unevaluated properties at September 30, 2010 and June 30, 2010,
respectively, net of accumulated depreciation, depletion, amortization and impairment	1,388,863	1,378,222
Other Assets
Derivative financial instruments	307	14,610
Deferred taxes	5,515	—
Debt issuance costs, net of accumulated amortization	17,874	19,637

TOTAL ASSETS	$1,534,704	$1,542,728

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$78,341	$84,802
Accrued liabilities	51,921	37,738
Note payable	13,107	—
Asset retirement obligations	50,755	35,154
Derivative financial instruments	5,657	1,701
Current maturities of long-term debt	1,388	2,317
TOTAL CURRENT LIABILITIES	201,169	161,712

Long-term debt, less current maturities, face value of $709,966 and
$727,966 at September 30, 2010 and at June 30, 2010, respectively	750,738	771,486
Asset retirement obligations	110,239	124,123
Derivative financial instruments	7,109	511
TOTAL LIABILITIES	1,069,255	1,057,832

COMMITMENTS AND CONTINGENCIES (NOTE 12)

STOCKHOLDER’S EQUITY
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 shares issued and outstanding
at September 30, 2010 and June 30, 2010	1	1
Additional paid-in capital	903,512	914,467
Accumulated deficit	(455,527)	(457,278)
Accumulated other comprehensive income, net of
income taxes	17,463	27,706
TOTAL STOCKHOLDER’S EQUITY	465,449	484,896

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,534,704	$1,542,728

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2010	2009

Revenues
Oil sales	$115,830	$66,293
Natural gas sales	28,170	18,614
Total Revenues	144,000	84,907

Costs and Expenses
Lease operating expense	44,174	25,425
Production taxes	694	1,275
Depreciation, depletion and amortization	53,441	34,698
Accretion of asset retirement obligation	5,974	5,146
General and administrative expense	17,648	7,313
Gain on derivative financial instruments	(1,138)	(6,279)
Total Costs and Expenses	120,793	67,578

Operating Income	23,207	17,329

Other Income (Expense)
Interest income	10	138
Interest expense	(21,466)	(24,101)
Total Other Expense	(21,456)	(23,963)

Income (Loss) Before Income Taxes	1,751	(6,634)

Income Tax Expense	—	6,556

Net Income (Loss)	$1,751	$(13,190)

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2010	2009

Cash Flows from Operating Activities
Net income (loss)	$1,751	$(13,190)
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Deferred income tax expense	—	6,556
Change in derivative financial instruments
Proceeds from sale of derivative instruments	34,055	—
Other – net	(8,699)	(12,356)
Accretion of asset retirement obligations	5,974	5,146
Depreciation, depletion and amortization	53,441	34,698
Amortization of deferred gain on debt and debt discount and premium	(2,749)	—
Write-off and amortization of debt issuance costs	1,762	1,118
Changes in operating assets and liabilities:
Accounts receivables	8,437	15,259
Prepaid expenses and other current assets	(3,816)	(7,967)
Asset retirement obligations	(5,307)	(9,834)
Accounts payable and other liabilities	7,722	8,926
Net Cash Provided by Operating Activities	92,571	28,356

Cash Flows from Investing Activities
Acquisitions	(8)	—
Capital expenditures	(63,423)	(9,895)
Insurance payments received	—	7,979
Transfer to restricted cash	—	(526)
Proceeds from the sale of properties	400	—
Other-net	—	(48)
Net Cash Used in Investing Activities	(63,031)	(2,490)

Cash Flows from Financing Activities
Proceeds from long-term debt	47,000	—
Payments on long-term debt	(65,929)	(4,661)
Return to parent	(10,955)	(2,828)
Other	2	(132)
Net Cash Used in Financing Activities	(29,882)	(7,621)

Net Increase (Decrease) in Cash and Cash Equivalents	(342)	18,245

Cash and Cash Equivalents, beginning of period	6,416	79,620

Cash and Cash Equivalents, end of period	$6,074	$97,865

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Note 1 – Basis of Presentation

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (together, with its wholly-owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income (loss), stockholder’s equity or cash flows.

Interim Financial Statements. The consolidated financial statements for the periods presented herein are unaudited and do not contain all information required by generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements.  In the opinion of management, all material adjustments necessary to present fairly the results of operations have been included.  All such adjustments are of a normal, recurring nature.  The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.  These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended June 30, 2010.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation.  Accordingly, our accounting estimates require exercise of judgment.  While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Cash and Cash Equivalents.  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Note 2 – Recent Accounting Pronouncements

We disclose the existence and potential effect of accounting standards issued but not yet adopted by us or recently adopted by us with respect to accounting standards that may have an impact on us in the future.

Fair Value Measurements and Disclosures. The FASB has issued new guidance on improving disclosures about fair value measurements. The new guidance requires certain new disclosures and clarifies some existing disclosure requirements about fair value measurement. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, the new guidance now requires:

•	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

•	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, the new guidance clarifies the requirements of the following existing disclosures:

•
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

The new guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted.  We adopted the new guidance effective January 1, 2010.  The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Updates to Oil and Gas Accounting Rules. In January 2010, the FASB issued its updates to oil and gas accounting rules to align the oil and gas reserve estimation and disclosure requirements of Extractive Industries—Oil and Gas with the requirements in the Securities and Exchange Commission’s final rule, Modernization of the Oil and Gas Reporting Requirements, which was issued on December 31, 2008. We adopted the new rules effective June 30, 2010. The new rules are applied prospectively as a change in estimate.  Adoption of these requirements did not significantly impact our reported reserves or our consolidated financial statements.

The revisions are intended to provide investors with a more meaningful and comprehensive understanding of oil and gas reserves to help investors evaluate their investments in oil and gas companies. The amendments are also designed to modernize the oil and gas disclosure requirements to align them with current practices and changes in technology. Revised requirements in the Final Rule include, but are not limited to:

•	Oil and gas reserves must be reported using the average price over the prior 12-month period, rather than year-end prices;

•	Companies are allowed to report, on an optional basis, probable and possible reserves;

•	Non-traditional reserves, such as oil and gas extracted from coal and shales, are included in the definition of “oil and gas producing activities”;

•
Companies are permitted to use new technologies to determine proved reserves, as long as those technologies have been demonstrated empirically to lead to reliable conclusions with respect to reserve volumes;

•
Companies are required to disclose, in narrative form, additional details on their proved undeveloped reserves (PUDs), including the total quantity of PUDs at year end, any material changes to PUDs that occurred during the year, investments and progress made to convert PUDs to developed oil and gas reserves and an explanation of the reasons why material concentrations of PUDs in individual fields or countries have remained undeveloped for five years or more after disclosure as PUDs;

•
Companies are required to report the qualifications and measures taken to assure the independence and objectivity of any business entity or employee primarily responsible for preparing or auditing the reserves estimates.

Note 3 –Oil and Gas Properties

Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We assess the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by Rule 4-10 of Regulation S-X. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capital costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict.

Ceiling Test. Under the full cost method of accounting, we are required to perform a “ceiling test” each quarter that determines a limit on the book value of our oil and gas properties.  If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties and future development costs, exceeds the present value of estimated future net cash flows discounted at 10%, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.  Future net cash flows are based on the average commodity prices realized over the proceeding twelve-month period and exclude future cash outflows related to estimated abandonment costs.  As of the reported balance sheet date, capitalized costs of oil and gas producing properties may not exceed the full cost limitation calculated under the above described rule.

Note 4 – Acquisitions

On December 22, 2009, we closed on the acquisition of certain Gulf of Mexico shelf oil and natural gas interests from MitEnergy Upstream LLC, a subsidiary of Mitsui & Co., Ltd.(the “Mit Acquisition”), for cash consideration of $276.2 million. For accounting purposes, we recorded this acquisition as effective November 20, 2009, the date that we gained control of the assets acquired and liabilities assumed. The transaction was financed through proceeds received from our indirect parent’s common and perpetual convertible preferred stock offerings.

The Mit Acquisition was accounted for under the purchase method of accounting in accordance with the new business combination accounting guidance we adopted effective July 1, 2009.  Accordingly, we conducted a preliminary assessment of the net assets acquired in and recognized provisional amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair market values, while transaction and integration costs associated with this acquisition were expensed as incurred. The initial accounting for the business combination is not complete; adjustments to provisional amounts, or recognition of additional assets acquired or liabilities assumed, may occur as we complete a more detailed analysis of this acquisition and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

The Mit Acquisition involves mirror-image non-operated interests in the same group of properties we purchased from Pogo Producing Company in June 2007.  These properties include 30 fields of which production is approximately 77% crude oil and 80% of which is already operated by us.  Offshore leases included in this acquisition total nearly 33,000 net acres.

The following table presents the preliminary allocation of the assets acquired and liabilities assumed, based on their fair values on November 20, 2009 (in thousands):

Oil and natural gas properties– evaluated	$292,609
Oil and natural gas properties– unevaluated	41,987
Net working capital	4,237
Asset retirement obligation liabilities	(62,604)
Cash paid	$276,229

Net working capital includes gas imbalance receivables and payables and ad valorem taxes payable.

The preliminary fair values of evaluated and unevaluated oil and gas properties and asset retirement obligation liabilities were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and gas properties include estimates of: (1) oil and gas reserves; (2) future operating and development costs; (3) future oil and gas prices; and (4) the discount factor used to calculate the discounted cash flow amount. Significant inputs into the valuation of the asset retirement obligation liabilities include estimates of: (1) plug and abandonment costs per well and related facilities; (2) remaining life per well and facilities; and (3) a credit adjusted risk-free interest rate.

Note 5 – Property and Equipment

Oil and gas properties consist of the following (in thousands):

	September 30, 2010	June 30, 2010
Oil and gas properties
Proved properties	$2,732,646	$2,675,308
Less: Accumulated depreciation, depletion, amortization and impairment	1,494,836	1,441,396
Proved properties—net	1,237,810	1,233,912
Unevaluated properties	151,053	144,310
Oil and gas properties—net	$1,388,863	$1,378,222

Note 6 – Long-term Debt

Long-term debt consists of the following (in thousands):

	September 30, 2010
	Face Value	Premium (Discount)	Recorded Value	June 30, 2010

Revolving credit facility	$91,457	$—	$91,457	$109,457
16% Second Lien Notes due 2014 (Exchange Offer)	281,297	56,232	337,529	341,319
16% Second Lien Notes due 2015 (Private Placement)	60,712	(15,460)	45,252	44,210
Total 16% Second Lien Notes due 2014	342,009	40,772	382,781	385,529
10% Senior Notes due 2013	276,500	—	276,500	276,500
Put premium financing	1,388	—	1,388	2,317
Total debt	711,354	40,772	752,126	773,803
Less current maturities	1,388	—	1,388	2,317
Total long-term debt	$709,966	$40,772	$750,738	$771,486

At September 30, 2010, included in the face value of the 16% Second Lien Notes due 2014 (the “Second Lien Notes”) is $4.0 million amount of 16% Second lien notes which were issued on December 15, 2009 and June 15, 2010 as payment in kind with respect to the interest payments due on the then outstanding Second Lien Notes.

Maturities of the face value of long-term debt as of September 30, 2010 are as follows (in thousands):

Twelve Months Ended September 30,

2011	$1,388
2013	367,957
2014	342,009
Total	$711,354

Revolving Credit Facility

This facility, as amended on February 5, 2010, has a face value of $400 million and matures in February 2013.  The current borrowing base is $350 million.  Currently, the facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 2.75% to 3.50% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 1.75% to 2.50%. The revolving credit facility is secured by mortgages on at least 85% of the value of our proved reserves.

The revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit the following under the revolving credit facility: (1) our total leverage ratio to be more than 3.5 to 1.0 beginning, (2) our interest rate coverage ratio to be less than 3.0 to 1.0, (3) our secured debt ratio to be more than 2.5 to 1.0, or (4) our current ratio (in each case as defined in our revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various other covenants including, but not limited to, those limiting our ability to incur debt, changes in control, our ability to enter into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr. in his current executive position, subject to certain exceptions in the event of his death or disability.

The revolving credit facility also contains customary events of default, including, but not limited to, non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period.  As of September 30, 2010, we are in compliance with all covenants.

On October 15, 2010, we and our lenders entered into the Seventh Amendment to Amended and Restated First Lien Credit Agreement (“Seventh Amendment”).

The Seventh Amendment modifications to the First Lien Credit Agreement include;

1)
Allowing the establishment of a Swing Line Loan Commitment in an amount initially set at $15 million which is carved out of the $350 million First Lien Credit Agreement borrowing base. The amounts ultimately available under the Swing Line can be adjusted upward or downward by the lenders under certain conditions.

2)
Allow for a one-time payment to our indirect parent or our subsidiaries of up to $25 million for the purpose of paying premiums or other payments associated with inducing the early conversion of our 7.25% convertible preferred stock

3)
Allow payments to our indirect parent or our subsidiaries of up to $9 million in any calendar year, subject to certain terms and conditions, so that we may pay dividends on our outstanding preferred stock

High Yield Facility

On June 8, 2007, we completed a private offering of $750 million aggregate principal amount of our 10% Senior Notes due 2013 (the “Old Senior Notes”).  On October 16, 2007, we exchanged all of the then issued and outstanding Old Senior Notes for $750 million aggregate principal amount of newly issued 10% Senior Notes due 2013 (the “New Senior Notes”) which had been registered under the Securities Act of 1933, as amended (the “Securities Act”), and contained substantially the same terms as the Old Senior Notes.  We did not receive any cash proceeds from the exchange of the Old Senior Notes for the New Senior Notes.

The New Senior Notes are guaranteed by our indirect parent and each of our existing and future material domestic subsidiaries. We have the right to redeem the New Senior Notes under various circumstances and are required to make an offer to repurchase the New Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the New Senior Notes.

The indirect parent previously purchased a total of $126.0 million aggregate principal amount of the New Senior Notes at a cost of $90.9 million, plus accrued interest of $3.3 million for a total cost of $94.2 million, reflecting a total gain of $35.1 million pre-tax.  As discussed below, on November 12, 2009, we issued $278 million aggregate principal amount of 16% Second Lien Junior Secured Notes due 2014 (“Second Lien Notes”), in exchange for $347.5 million aggregate principal amount of New Senior Notes. In conjunction with the exchange, the indirect parent contributed $126 million face value of New Senior Notes which it had previously purchased to us, and we subsequently retired them.

We believe that the fair value of the $276.5 million of New Senior Notes outstanding as of September 30, 2010 was $289.6 million.

16% Second Lien Notes

On November 12, 2009, we issued Second Lien Notes as follows:

•	A total of $278 million of Second Lien Notes were issued in exchange for $347.5 million of New Senior Notes; and

•
A total of $60 million of Second Lien Notes were issued for cash (for each $1.0 million in Second Lien Notes purchased for cash, the purchaser also received 44,082 shares of the our indirect parent’s common stock).

The Second Lien Notes have a maturity date of June 2014 and are secured by a second lien in our oil and gas properties.  In addition, the Second Lien Notes are governed by an inter-creditor agreement between the participants in the revolving credit facility and the Second Lien Notes. Cash interest payable on the Second Lien Notes is 14% with an additional 2% interest payable-in-kind (“Second Lien Note PIK interest”). The Second Lien Note PIK interest is paid through the issuance of additional Second Lien Notes on each interest payment date. These additional Second Lien Notes issued as Second Lien Note PIK interest are identical in terms and conditions to the original Second Lien Notes.

Under the terms of the Second Lien Notes, we were required to exchange the Second Lien Notes for newly issued notes registered under the Securities Act (the “Registered Second Lien Notes”).  The Registered Second Lien Notes have identical terms and conditions as the Second Lien Notes. On April 5, 2010, we commenced an offer to exchange the Second Lien Notes for Registered Second Lien Notes.  The exchange offer expired on May 3, 2010 and closing was on May 6, 2010.  The tendered bonds represented 99.96% of the bonds outstanding.

For accounting purposes, the $278 million aggregate principal amount of Second Lien Notes exchanged for $347.5 million aggregate principal amount of New Senior Notes were recorded at the carrying value of the Registered Second Lien Notes ($347.5 million) and the $69.5 million difference between face value of the Second Lien Notes and carrying value of the New Senior Notes will be amortized as a reduction of interest expense over the life of the New Senior Notes.

For accounting purposes, the $60 million aggregate principal amount of Second Lien Notes for which we received cash were recorded based on the relative fair market values of the Second Lien Notes and the 2.6 million shares of common stock issued using closing price of $10.60 per share of our common stock on November 12, 2009. Based on these relative fair market values, the $60 million aggregate principal amount of Second Lien Notes was recorded at $40.9 million and the common shares were recorded at $19.1 million. The $19.1 million discount between the face value of the $60 million aggregate principal amount of Second Lien Notes and their recorded value will be amortized as an increase in interest expense over the life of the Registered Second Lien Notes.

We believe that the fair value of the $342.0 million aggregate principal amount of the Registered Second Lien Notes outstanding as of September 30, 2010 was $388.2 million.

In November 2010, we called 35% of the outstanding face value of the Second Lien Notes at 110% of face value.

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of September 30, 2010 and June 30, 2010, our outstanding hedge financing totaled $1.4 million and $2.3 million, respectively.

Interest Expense

For the three months ended September 30, 2010 and 2009, interest expense consisted of the following (in thousands):

	Three Months Ended
	September 30,
	2010	2009

Revolving credit facility	$1,441	$3,337
10% Senior Notes due 2013	6,913	18,904
16% Second Lien Notes due 2014	13,680	—
Amortization of debt issue cost - Revolving credit facility	1,144	404
Amortization of debt issue cost - 10% Senior Notes due 2013	589	714
Amortization of debt issue cost - 16% Second Lien Notes due 2014	29	—
Premium amortization - 16% Second Lien Notes due 2014 (Exchange Offer)	(3,791)	—
Discount amortization - 16% Second Lien Notes due 2014 (Private Placement)	1,042	—
Put premium financing and other	419	742
	$21,466	$24,101

Note 7 – Note Payable

In July 2010, we entered into a note to finance a portion of our insurance premiums.  The note is for a total face amount of $19.6 million and bears interest at an annual rate of 2.48%.  The note amortizes over the remaining term of the insurance, which matures April 1, 2011.  The note balance at September 30, 2010 is $13.1 million.

Note 8 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

Balance at June 30, 2010	$159,277
Liabilities incurred	1,050
Liabilities settled	(5,307)
Accretion expense	5,974
Total balance at September 30, 2010	160,994
Less current portion	50,755
Long-term balance at September 30, 2010	$110,239

Note 9 – Derivative Financial Instruments

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas.  We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction.  With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction.  With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.  A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future.  While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended September 30, 2010 resulted in an increase in crude oil and natural gas sales in the amount of $6.3 million. For the three months ended September 30, 2010, we recognized a loss of approximately $0.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $1.4 million and an unrealized gain of approximately $0.2 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended September 30, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $17.0 million. For the three months ended September 30, 2009, we recognized a loss of approximately $0.2 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $6.1 million and an unrealized gain of approximately $0.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

In March 2009, February 2010 and September 2010, we monetized certain hedge positions and received cash proceeds of $66.5 million, $5.0 million and $34.1 million, respectively. These amounts are carried in stockholders’ equity as part of other comprehensive income and will be recognized in income over the contract life of the underlying hedge contracts. Crude oil and natural gas sales were increased by $9.1 million and $12.2 million for three months ended September 30, 2010 and 2009, respectively, related to these monetized hedges and, as a result of the future amortization of these hedges, crude oil and natural gas sales will be increased as follows (in thousands):

Quarter Ended
December 31, 2010	$11,741
March 31, 2011	7,765
June 30, 2011	7,942
September 30, 2011	7,569
December 31, 2011	6,450
Thereafter	4,329
Total	$45,796

In addition to the above, in October 2010, we monetized an additional $8.5 million of hedge positions for cash which will increase crude oil and natural gas sales in future periods.

As of September 30, 2010, we had the following contracts outstanding (Asset and Fair Value Gain in thousands):

	Crude Oil				Natural Gas
	Volume (MBbls)	Contract Price (1)	Total		Volume (MMMBtus)	Contract Price (1)	Total		Total
Period			Asset (Liability)	Fair Value Gain (Loss)			Asset (Liability)	Fair Value Gain (Loss)	Asset (Liability)	Fair Value Gain (Loss)(2)

Put Spreads
10/10 – 9/11	440	$60.00/$75.00	$(793)	$(252)	310	$6.00/$8.00	$620	$377	$(173)	$125

Puts
10/10 – 9/11	501	71.97	2,531	(482)					2,531	(482)

Swaps
10/10 - 9/11	2,412	77.33	(13,121)	(8,421)	2,048	8.33	7,778	4,314	(5,343)	(4,107)
10/11 - 9/12	980	91.31	(4,805)	(3,035)	2,745	6.37	3,517	2,286	(1,288)	(749)
10/12 - 9/13	230	81.95	(1,170)	(761)	690	6.37	685	445	(485)	(316)
			(19,096)	(12,217)			11,980	7,045	(7,116)	(5,172)
Collars
10/10 - 9/11	1,292	70.28/91.40	(2,868)	(1,593)					(2,868)	(1,593)
10/11 - 9/12	988	70.00/95.96	(3,816)	(2,481)					(3,816)	(2,481)
10/12 - 9/13	248	70.00/95.96	(1,212)	(788)					(1,212)	(788)
			(7,896)	(4,862)					(7,896)	(4,862)

Three-Way Collars
10/10 - 9/11	8	55.00/70.00/82.10	(21)	(13)	610	6.00/8.00/10.75	1,219	741	1,198	728
Total Gain (Loss) on Derivatives			$(25,275)	$(17,826)			$13,819	$8,163	$(11,456)	$(9,663)

         (1) The contract price is weighted-averaged by contract volume.
(2) The gain (loss) on derivative contracts is net of applicable income taxes and includes only those contracts that have been designated as hedges.

The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of September 30, 2010 (in thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133
Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	$15,726	Current	$17,977
	Non-current	4,202	Non-current	11,003
		19,928		28,980

Derivatives not designated as hedging instruments under Statement 133
Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	44	Current	2,543
Total derivatives		$19,972		$31,523

The following table quantifies the fair values, on a gross basis, the effect of derivatives on our financial performance and cash flows for the three months ended September 30, 2010 (in thousands):

		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Effective Portion)	Location of (Gain) Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Ineffective Portion)
Derivatives in Statement 133 Cash Flow Hedging Relationships	Amount of (Gain) Loss Recognized in Income on Derivative (Effective Portion)

Commodity Contracts	$10,243	Revenue	$(6,292)	(Gain) /Loss on derivative financial instruments	$481

Derivatives Not Designated as Hedging Instruments under Statement 133		Amount of (Gain) Loss Recognized in Income on Derivative
	Location of (Gain) Loss Recognized in Income on Derivative

Commodity Contracts	(Gain) loss on derivative financial instruments	$(1,619)

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal.  At September 30, 2010, we had no deposits for collateral with our counterparties.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

Accumulated other comprehensive income – June 30, 2010	$27,706
Hedging activities:
Commodity
Change in fair value (loss)	(10,131)
Reclassified to income (loss)	(112)
Accumulated other comprehensive income –September 30, 2010	$17,463

The amounts expected to be reclassified to income in the next twelve months are $23.5 million income on our commodity hedges.

Note 10 – Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes where Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited, indirectly owns 100% of U.S. Parent, but is not a member of the U.S. consolidated group.   We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure. ASC 740 (formerly FAS 109) provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated financial reporting group should be based upon a reasonable allocation of the income tax amounts of that group. As such, the income tax amounts presented herein have been presented by applying the provisions of ASC 740 to us in this manner.

During the year ended June 30, 2009, we incurred a significant impairment loss related to our oil and gas properties due to the steep decline in global energy prices over that same time period.  As a result of this impairment, as of September 30, 2010, we are in a position of cumulative reporting losses for the preceding reporting periods.  The volatility of energy prices and uncertainty of when energy prices may rebound is problematic and not readily determinable by our management. Under these current circumstances, it is management’s opinion that the realization of our tax attributes beyond expected current-year taxable income (including the reversal of existing taxable temporary differences) does not reach the “more likely than not” criteria under ASC 740.  Accordingly, during the year ended June 30, 2009, we established a valuation allowance of $175.0 million, and have subsequently reduced the valuation allowance due to anticipated pre-tax earnings in the present fiscal year.

Note 11 - Related Party Transactions

During the three months ended September 30, 2010 and 2009, we returned capital of $11.0 million and $2.8 million, respectively, to our Parent.

The Company has no employees; instead it receives management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company.  Other services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services.  Cost of these services for the three months ended September 30, 2010 and 2009 was approximately $17.5 million and $7.2 million, respectively, and is included in general and administrative expense.

Note 12 — Commitments and Contingencies

Litigation. We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our financial position or results of operations.

Letters of Credit and Performance Bonds. We had $9.6 million in letters of credit and $26.6 million of performance bonds outstanding as of September 30, 2010.

Drilling Rig Commitments. We have entered into two drilling rig commitments.  One commenced on August 20, 2010 at $36,000 per day until well completion plus an option for an additional well. The commitment extends past September 30, 2010, thus, the commitment amount cannot be calculated since the well completion date is not known.  The other one will commence on November 15, 2010 at $55,000 per day until well completion.

Note 13 — Fair Value of Financial Instruments

            On July 1, 2008, we adopted an update that expands the disclosure requirements for financial instruments and other derivatives recorded at fair value, and also requires that a company’s own credit risk be considered in determining the fair value of those instruments. The adoption resulted in a $10 million pre-tax increase in other comprehensive income and a $10 million reduction of our liabilities to reflect the consideration of our credit risk on our liabilities that are recorded at fair value.

We use various methods to determine the fair values of our financial instruments and other derivatives which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For our natural gas and oil derivatives, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. For our interest rate derivatives, the fair value may be calculated based on these inputs as well as third-party estimates of these instruments. We separate our financial instruments and other derivatives into two levels (Levels 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the fair value of our instruments. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments between levels. Each of these levels and our corresponding instruments classified by level are further described below:

•
Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets). Included in this level are our natural gas and oil derivatives whose fair values are based on commodity pricing data obtained from independent pricing sources.

•
Level 3 instruments’ fair values are based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity). Our valuation models are industry-standard and consider various inputs including third party broker-quoted forward amounts and time value of money.

            Listed below are our financial instruments classified in each level and a description of the significant inputs utilized to determine their fair value at September 30, 2010 (in thousands):

Level 2
Assets:
Natural Gas and Oil Derivatives	$1,215

Liabilities:
Natural Gas and Oil Derivatives	$12,766

Note 14 — Prepaid Expenses and Other Current Assets and Accrued Liabilities

Prepaid expenses and other current assets and accrued liabilities consist of the following (in thousands):

	September 30,	June 30,
	2010	2010

Prepaid expenses and other current assets
Advances to joint interest partners	$18,637	$20,343
Insurance	18,617	266
Inventory	5,083	4,805
Other	100	100
Total prepaid expenses and other current assets	$42,437	$25,514

Accrued liabilities
Advances from joint interest partners	$528	$3,659
Interest	24,190	3,855
Accrued hedge payable	9,697	9,407
Undistributed oil and gas proceeds	17,078	20,266
Other	428	551
Total accrued liabilities	$51,921	$37,738

Note 15 – Supplemental Cash Flow Information

The following represents our supplemental cash flow information (in thousands):

	Three Months Ended September 30,
	2010	2009

Cash paid for interest	$2,130	$4,311

The following represents our non-cash investing and financing activities (in thousands):

	Three Months Ended September 30,
	2010	2009

Additions to property and equipment by recognizing asset retirement obligations	$1,050	$372
Financing of insurance premiums	13,107	13,045